Exhibit 5.1

Our ref SMC/653308/19908825v2

Loyalty Alliance Enterprise Corporation

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

20 July 2011

Dear Sirs

Loyalty Alliance Enterprise Corporation

We have acted as Cayman Islands counsel to Loyalty Alliance Enterprise Corporation (the “Company”) in connection with the Company’s registration statement (the “Registration Statement”) on Form F-1, including all amendments or supplements thereto (the “Form F-1”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Act”) in respect of the proposed initial offering of the Company’s American Depositary Shares representing ordinary shares, par value US$0.0001 per share, in the capital of the Company (the “Shares”). Such public offering is being underwritten pursuant to an underwriting agreement (the “Underwriting Agreement”) among the Company and the underwriters named therein. This opinion is given in accordance with the terms of the Legal Matters section of the Form F-1.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered or adopted on 17 September 2009, as amended by special resolution dated 21 January 2010 (the “Current Articles”), and the Memorandum and Articles of Association of the Company adopted by Special Resolution passed on 20 July 2011 and effective immediately upon commencement of the trading of the Company’s American Depositary Shares representing its Ordinary Shares on the Nasdaq Global Market (the “Post-IPO Articles”).

1.2	The minutes of the meeting of the board of directors of the Company held on 30 June 2011 (the “Minutes”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	The minutes of the extraordinary general meeting of the Company held on 20 July 2011 (the “Shareholder Minutes”).

1.4	A Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.5	A certificate from a Director of the Company a copy of which is annexed hereto (the “Director’s Certificate”).

1.6	The Form F-1.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The issue of the Shares to be issued by the Company has been authorised, and when issued and paid for in the manner described in the Underwriting Agreement and the Registration Statement and in accordance with the resolutions adopted by the board of directors of the Company and when appropriate entries have been made in the Register of Members of the Company, such Shares will be legally issued, fully paid and non-assessable.

3.3	The authorised share capital of the Company is US$50,000, divided into 425,745,072 Ordinary Shares with a par value of US$0.0001 each and 74,254,928 Preference Shares with a par value of US$0.0001 each, consisting on 432,358 Series A Preference Shares of a par value of US$0.0001 each, 2,125,000 Series B Preference Shares of a par value of US$0.0001 each, 568,052 Series C Preference Shares of a par value of US$0.0001 each, 14,122,745 Series D Preference Shares of a par value of US$0.0001 each, 23,006,778 Series E Preference Shares of a par value of US$0.0001 each, 24,999,995 Series F Preference Shares of a par value of US$0.0001 each and 9,000,000 Series G Preference Shares of a par value of US$0.0001 each. Upon the Post-IPO Articles becoming effective, the authorised share capital of the Company will be US$105,000, divided into 1,000,000,000 Ordinary Shares of par value US$0.0001 each and 50,000,000 Preferred Shares of par value of US$0.0001 each.

3.4	The statements under the caption “Taxation” in the Form F-1, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects.

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form F-1 and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Form F-1. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Loyalty Alliance Enterprise Corporation

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

20 July 2011

To:	Maples and Calder

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

Loyalty Alliance Enterprise Corporation (the “Company”)

I, Deborah Wang, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Current Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Underwriting Agreement and the Registration Statement.

3	The Minutes are a true and correct record of the proceedings of such meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Articles of Association.

4	The Shareholder Minutes are a true and correct record of the proceedings of such meeting, which was duly convened and held, and at which a quorum was present throughout.

5	The authorised share capital of the Company is US$50,000 divided into 425,745,072 Ordinary Shares with a par value of US$0.0001 each and 74,254,928 Preference Shares with a par value of US$0.0001 each, consisting of 432,358 Series A Preference Shares of a par value of US$0.0001 each, 2,125,000 Series B Preference Shares of a par value of US$0.0001 each, 568,052 Series C Preference Shares of a par value of US$0.0001 each, 14,122,745 Series D Preference Shares of a par value of US$0.0001 each, 23,006,778 Series E Preference Shares of a par value of US$0.0001 each, 24,999,995 Series F Preference Shares of a par value of US$0.0001 each and 9,000,000 Series G Preference Shares of a par value of US$0.0001 each.

6	The issued share capital of the Company is 45,733,287 ordinary shares of US$0.001, 432,358 Series A Preferred Shares, par value US$0.0001 per share, 2,125,000 Series B Preferred Shares, par value US$0.0001 per share, 568,052 Series C Preferred Shares, par value US$0.0001 per share, 13,884,255 Series D Preferred Shares, par value US$0.0001 per share, 23,006,778 Series E Preference Shares of a par value of US$0.0001 each, 24,999,995 Series F Preference Shares of a par value of US$0.0001 each and 8,195,662 Series G Preference Shares of a par value of US$0.0001 each, which have been issued and are fully paid up.

7	The shareholders of the Company have not restricted or limited the power of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Underwriting Agreement or and the Registration Statement.

8	The resolutions contained in the Minutes and the Shareholder Minutes were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

9	The directors of the Company at the date of the Meeting and at the date hereof were and are as follows: Deborah Wang, Abraham Jou, Frederick Sum, David Wang, Max Fang, Philip Pearson, John Small, Charles Skibo and Xinxiang Chen.

10	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

11	Prior to, at the time of, and immediately following the execution of the Underwriting Agreement and the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Underwriting Agreement and the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

12	Each director considers the transactions contemplated by the Underwriting Agreement and the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

13	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or the shareholders, taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

14	The Company is not a central bank, monetary authority or other sovereign entity of any state.

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I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Deborah Wang
Deborah Wang
Director

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